Exhibit 10.3

TD HOLDING CORPORATION
DIVIDEND EQUIVALENT PLAN

Section 1.              PURPOSE.

The purpose of this Plan is to provide certain participants in the Company’s Third Amended and Restated 2003 Stock Option Plan with the right to receive dividend equivalent payments in the event that a dividend is declared by the Company in connection with a recapitalization or a similar corporate event.

Section 2.              DEFINITIONS.

(a)           “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means the Compensation Committee of the Board.

(e)           “Company” means TD Holding Corporation, a Delaware corporation.

(f)            “Option” means an option to purchase common stock of the Company under the 2003 Stock Option Plan.

(g)           “Participant” means a person or entity to whom an Option is granted pursuant to the 2003 Stock Option Plan or, if applicable, such other person or entity who holds an outstanding Option.

(h)           “Plan” means the TD Holding Corporation Dividend Equivalent Plan, as the same may be amended from time to time.

(i)            “2003 Stock Option Plan” means the TD Holding Corporation Third Amended and Restated 2003 Stock Option Plan, as the same may be amended from time to time.

Section 3.              ADMINISTRATION.

(a)           General.  The Plan shall be administered by the Committee.

(b)           Powers of the Committee.  Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion: (i) to construe and interpret the Plan, and to establish, amend and revoke rules and regulations for its administration; (ii) to amend the Plan as provided in Section 5(a); and (iii) to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)           Committee Determinations.  All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person or entity and shall be final, binding and conclusive on all persons and entities.

Section 4.              PAYMENT OF DIVIDEND EQUIVALENT.

(a)           Dividend Equivalents.  As soon as practicable following the date on which the Company declares a dividend in connection with a recapitalization or similar corporate event, Participants who hold vested Options shall receive a cash divided equivalent payment equal to the amount that such Participant would otherwise have been entitled to receive had each vested Option been fully exercised immediately prior to such transaction.  In no event shall the dividend equivalent be tied to or otherwise dependent upon the exercise of the Option.

(b)           Taxes.  Dividend equivalent payments made in accordance with subsection (a) above shall be subject to withholding of all applicable taxes.

Section 5.              MISCELLANEOUS

(a)           Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan.

(b)           Termination or Suspension of the Plan.  The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate on the first business day following the later to occur of (i) the date on which the 2003 Stock Option Plan is terminated, or (ii) the date on which no Options are outstanding under the 2003 Stock Option Plan.

(c)           Effective Date of the Plan.  The Plan shall be effective as of November 10, 2005.

(d)           Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(e)           Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(f)            Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

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